EXHIBIT 99.1

ALPHARX CLOSES BRIDGE LOAN OF US$861,000 IN SENIOR CONVERTIBLE NOTES

Richmond Hill, Ontario - March 16, 2004 - AlphaRx Inc. (OTCBB: ALRX) today announced that it has closed a private placement of senior convertible promissory notes totalling US$861,000.

AlphaRx CEO Mr. Michael Lee commented, "We are delighted by the support of our Company from private and institutional investors under the current difficult market conditions. We consider this a vote of confidence in our management and a validation of the Company and its prospects."

"This financing strengthens AlphaRx significantly and helps to enable us to pursue our business objectives." Mr. Michael Lee added.

The notes, and the securities issuable upon the conversion of the notes or the exercise of the warrants, have not been registered under the United States Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold within the United States or to US Persons unless registered under the US Securities Act of 1933 and applicable state securities laws or an exemption from such registration is available.

ABOUT ALPHARX INC.

AlphaRx is an emerging biopharmaceutical company which plans to use its proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. AlphaRx's product pipeline consists of drugs with a strong commercial potential that can be dramatically improved through the application of its proprietary BCD(TM) drug delivery technology.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities of AlphaRx, Inc. nor shall AlphaRx, Inc. be involved in the sale of any of its securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.


Contact:
AlphaRx Inc.
Tel: 905.479.3245
info@alpharx.com